UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA 70433
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (985) 335-1500
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Globalstar, Inc. announced that on December 19, 2014, Thermo Investments II, LLC (“TI”) acquired 12,371,136 shares of Globalstar voting common stock (the “Shares”) from Thermo Funding II, LLC (“TF”) at $2.82 per share in a privately negotiated transaction. After the transaction, TF and its affiliates retain approximately 770,000,000 aggregate voting and nonvoting shares of Globalstar on a fully diluted basis. James Lynch and the James Monroe III Grantor Trust are the members of TI and TF, respectively. The transaction by TF was solely for tax planning purposes relating to taxable gains recognized by TF on the acquisition of tw telecom inc. (“TWTC”) by Level 3 Communications, Inc. (“LVLT”).

The Shares originally were acquired by an affiliate of TF in 2006 and 2007 pursuant to a stock purchase agreement whereby the affiliate purchased $200 million, or 12,371,136 shares, of Globalstar voting common stock at $16.17 per share that it subsequently contributed to TF.

TF’s loss on the sale of the Shares offsets a portion of the taxable gain realized by TF and its affiliates from the acquisition of TWTC by LVLT. The investment in TWTC originated from a 2006 sale to TWTC of a majority ownership by a TF affiliate of Xspedius Communications, a long-haul and metro fiber telecommunications network provider.

The Shares acquired by TI currently are restricted securities under the federal securities laws and their resale will be registered pursuant to a Form S-3 registration statement to be filed with no expenses paid by Globalstar. Neither TF nor TI have plans to dispose of their respective shares. The transaction does not impact the Company’s status as a controlled company under NYSE MKT rules.

The information in this Current Report on Form 8-K is furnished pursuant to the rules and regulations of the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ James Monroe III
James Monroe III
Chairman and
Chief Executive Officer

Date: December 23, 2014